As filed with the Securities and Exchange Commission on February 9, 2004

Registration File No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bancshares of Florida, Inc.

(Name of registrant as specified in its charter)

Florida	59-3535315
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1185 Immokalee Road, Naples, Florida	34110
(Address of principal executive offices)	(Zip Code)

1999 Stock Option Plan

(Full title of the plan)

Michael L. McMullan

President & Chief Executive Officer

1185 Immokalee Road

Naples, Florida 34110

(239) 254-2100

(Name, address and telephone number of agent for service)

Copies Requested to:

Richard L. Pearlman, Esq.

Igler & Dougherty, P.A.

1501 Park Avenue East

Tallahassee, Florida 32301

(850) 878-2411 Telephone

(850) 878-1230 Facsimile

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common stock $0.01 par value	400,000	$10.00	$4,000,000	$506.80

(1)	Estimated solely for the purpose of calculating the registration fee on the exercise price of options previously granted.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents listed below are hereby incorporated by reference into this Registration Statement, and all documents subsequently filed by Bancshares of Florida, Inc. (“Bancshares”) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents:

1.	Bancshares’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

2.	Bancshares’ Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2003, June 30, 3003 and September 30, 2003;

3.	Bancshares’ Current Reports on Form 8-K filed since December 31, 2002; and

4.	The description of our common stock contained under the heading Item 1. Description of Registrant’s Securities to be Registered in Bancshares’ Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on November 15, 2002, Registration File No. 000-50091is hereby incorporated by reference.

Item 6.	Indemnification of Directors and Officers.

The description of the indemnification provisions of our Articles of Incorporation, our Bylaws, Florida law and Federal law contained in Federal Trust’s Registration Statement on Form SB-2/A, as filed with the Securities and Exchange Commission on January 24, 2003, Registration File No. 333-99575 is hereby incorporated by reference.

Item 8.	Exhibits.

The following exhibits are filed with the Securities and Exchange Commission and are incorporated by reference into this Registration Statement. The exhibits which are denominated by a (a.) were previously filed as a part of Amendment No. 1 to Form SB-2, filed with the SEC on May 7, 1999. The exhibits which are denominated by a (b.) were previously filed as a part of Form 10-KSB filed with the SEC on March 30, 2000. The exhibits which are denominated by an (c.) were previously filed as a part of a Registration Statement on Form SB-2 for Bancshares of Florida with the SEC on December 28, 2001, File No. 333-76094.

Exhibit Number		Description of Exhibit
a.	4.1	Specimen Common Stock Certificate.

a.	4.1	Form of Stock Purchase Warrant—1999 Offering.

c.	4.4	Form of Stock Purchase Warrant—2002 Offering.

	5.1	Legal Opinion of Igler & Dougherty, P.A.

b.	10.4	1999 Stock Option Plan.

	23.1	Consent of Igler & Dougherty, P.A.—included in Opinion Letter—See Exhibit 5.1.

	23.2	Consent of Hill, Barth & King, LLC

Item 9.	Undertakings.

Bancshares will:

1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”);

ii.	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration fee” table in the effective registration statement.

iii.	Include any additional or changed material information on the plan of distribution.

2.	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Bancshares of Florida, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida on January30, 2004.

BANCSHARES OF FLORIDA, INC.

Date: January 30, 2004	By:	/s/ Michael L. McMullan
Michael L. McMullan Chief Executive Officer

Date: January 30, 2004	By:	/s/ David G. Wallace
David G. Wallace Principal Financial Officer

Know all men by these presents, that each person whose signature appears below constitutes and appoints Michael L. McMullan and David G. Wallace, or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated (and in their capacities as administrators of the 1999 Stock Option Plan) on the dates indicated below.

Signature	Title	Date
/s/ Michael L. McMullan Michael L. McMullan	Chief Executive Officer, Director	January 30, 2004

/s/ Donald R. Barber Donald R. Barber	Director	February 3, 2004

/s/ Joe B. Cox Joe B. Cox	Director	February 1, 2004

Signature	Title	Date
Earl L. Frye	Director

/s/ Stanley W. Hole Stanley W. Hole	Director	February 5, 2004

/s/ H. Wayne Huizenga, Jr. H. Wayne Huizenga, Jr.	Director	February 5, 2004

/s/ John B. James John B. James	Director	February 2, 2004

/s/ LaVonne Johnson LaVonne Johnson	Director	February 5, 2004

Luc C. Mazzini, DDS	Director

/s/ Harry K. Moon, MD Harry K. Moon, MD	Director	February 3, 2004

/s/ Michael T. Putziger Michael T. Putziger	Director	February 2, 2004

/s/ Richard Rochon Richard Rochon	Director	February 5, 2004

/s/ Ramon A. Rodriguez Ramon A. Rodriguez	Director	February 2, 2004

Signature	Title	Date
Polly M. Rogers	Director

/s/ Terry W. Stiles Terry W. Stiles	Director	February 3, 2004

/s/ Bernard L. Turner Bernard L. Turner	Director	February 3, 2004